Exhibit 99.2

NEWS


For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Daniel Murphy, Investor Relations 317.817.2893


                        Conseco to webcast annual meeting

Carmel, Ind., May 16, 2007 - Conseco, Inc. (NYSE: CNO), today announced that it will webcast its annual meeting of shareholders to be held at 10:00 a.m. (EDT) on May 22, 2007, at its offices in Carmel, Ind. The annual meeting webcast will be accessible through the Investors section of the company's website.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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